Contract No. RRTL10217
Befut Wire & Cable Manufacturing Co., Ltd.
(Borrower)
And
Bank of East Asia (China) Co., Ltd Dalian Branch
(Lender)
Renminbi Loan Contract

Signed at December 21,2010 in Dalian

Contents

In regard to：

Due to business development, Borrower (see “attachment 1”) applies for loans from Lender (see “attachment 2”). This contract is on the basis of equality and drafted through friendly consultations. Laws and regulations that settle the controversial understanding of the formats and articles are not applicable to this contract.
Article 1  Definition
As used in this contract, on condition that there is no other definition, the following terms shall have the following definitions:

1.
Guarantor: Mr. Hongbo Cao and Mr. Tingmin Li, who provide unconditional and irrevocable joint and suretyship guarantee that Borrower will perform all the responsibilities in this contract timely and comprehensively.

2.	EVENTS OF BREACH of CONTRACT AND SETTLEMENT: events or situations defined in Article 13 in this contract.
3.	Financing documents: each or any of the following documents:
(1)	this contract
(2)	pledge contract
(3)	guarantee contract
(4)	irrevocable notice of withdrawal
(5)	direct debit authorization
(6)	payment orders
Any other contracts, files and attachments than relate to loans of this contract, and any financing documents designated jointly by Borrower and Lender.
4.
Debts: all due or undue debts that Borrower owns to Lender under financing documents, including but not limited to, principle, interest, compound interest, defaut interest, damages, any charges relating to making and performing financing documents (including the charges paid to third party); as well as all the charges that Lender maintains and assumes the responsibilities in the contract (including but not limited to, actual costs of litigation expenses, property preservation expenses, enforcement provision expenses, attorneys' fees, transportation costs and travelling expenses, etc.) In this contract, litigation expenses, property preservation expenses, enforcement provision expenses are on the basis of the certificates from the appellate court, while attorneys' fees, transportation costs and travelling expenses are according to the proof of payment made by the Lender and corresponding proof of payment of attorneys’ fees. Debts other than principle and relevant interest shall calculate the interest according to default interest set forth in this contract from the overdue date (the due date that Lender announce) / the date on which actual costs occur (Lender payment occurs). All debts in this contract shall be calculated by day until the date Borrower pays off.

5.	Lender’s entrusted payment: According to Borrower’s withdrawal request and payment authorization, Lender pays to qualified Borrower’s transaction partners through Borrower’s account.

6.     Designated Buyers: China Petroleum Natural Gas Co., Ltd. Dagang Oilfield Branch, China Petroleum Natural Gas Co., Ltd. Liaohe Oilfield Branch, China Petroleum Natural Gas Co., Ltd. Jidong Oilfield Branch, China Petroleum Natural Gas Co., Ltd. Jilin Oilfield Branch, China Petroleum Natural Gas Co., Ltd. Changqing Oilfield Branch, China Petroleum Natural Gas Co., Ltd. Xinjiang Oilfield Branch, Daqing Oirfield Limited Company, China Petroleum Natural Gas Co., Ltd.Daqing Petrochemical Branch, China Petroleum Natural Gas Co., Ltd. Jihua Group Company, China National Offshore Oil Corporation, Hebei Iron and Steel Group Mining Co., Ltd, Shenhua Group Corporation Limited, Anshan Iron and Steel Group Corporation, Shougang Group, Benxi Iron and Steel Group, Hong Yanhe Nuclear Power, Dalian Shipbuilding Industry Co., Ltd, Cosco ShipyardGroup, Tianjin Xingang Shipbuilding Heavy Industry Co., Ltd., China Guangdong Nuclear Power Group North Branch, Heilongjiang Longmay Mining Group Co., Ltd. Jixi Branch, Heilongjiang Longmay Mining Group Co., Ltd. Hegang Branch, Heilongjiang Longmay Mining Group Co., Ltd. Shuangyashan Branch, Heilongjiang Longmay Mining Group Co., Ltd. Qitaihe Branch, Coca Cola Liaoning (Center) Beverage Co., Ltd., Shanghai Shipyard Co., Ltd.
7.	Working Days: the days Lender opens to do business
8.	Year, Month, Day: calendar year, month and day
9.     Chinese Laws: present, revised in the future or latest issued laws, regulations and rules of People’s Republic of China (not including Hongkong, Macao and Taiwan).

Article 2  Amount of the Loan
Lender agrees to provide Borrower with a loan in the amount of RMB 25,000,000, according to the terms in this contract and subject to Article 9 in this contract.
Borrower’s credit balance in this contract and <Renminbi Loan Contract>(No. RRTL10038) can not exceed RMB 25,000,000.

Article 3  Withdrawal and Usage of the Loan
1.
Upon the effectiveness of the contract and compliance with all terms in Article 9, Borrower can withdraw in the method of Lender’s consigned payment. Before each withdrawal, Borrower must provide purchase contract and other requested certificates.

2.	Available period of initial withdrawal is within 6 months since this contract is signed.
3.
Borrower can withdraw at different times, the amount of each withdrawal must be over RMB 1,000,000, but can not be over 70% of the accounting receivable that withdrawal is used for (on the basis of unpaid order certificates that Borrower provides to Designated Buyers).

4.
Borrower provides irrevocable withdrawal notice (seeing “attachment 3”) to borrow from Lender. Lender must receive the withdrawal notice more than 5 working days before the withdrawal date. The withdrawal date must be working day. The withdrawal notice must clarify the term of each loan, i.e. within 6 months. In condition that the term of some loan does not match the above term, Lender could decide accordingly. If the term of some loan is longer than the term in Article 5, it also need Lender’s special permission.

5.
Lender has the right to decide the withdrawal date, amount and term according to the market conditions. For undrawn part of the loan, Lender can unilaterally adjust and determine new loan interest rate according to market conditions.

6.
Borrower can apply for an extension once or several times on each withdrawal, and the application must be agreed by Lender. Extension must be applied more than 5 working days before the due date with written notice, in accordance with relevant regulations of Bank of China. Lender shall sign a confirmation letter. If the extension date is later than the due date, it shall be agree by Lender.

Article 4  The Purpose of The Loan

1.
The purpose of the loan in this contract is used for: borrower’s purchase need of raw material, like cooper material, casting and cooper rods, etc. Without written approval of the Lender, the Borrower could not use the loan out of the scope. Borrower can not use the loan for investments on any fixed assets, securities market, equities, any industries or businesses that are restricted by the government to engage in, or invest in.

2.	Breaching above agreement, Borrower shall be liable for breach of contract.

Article 5  Term of the Loan
A.
The term of the loan (seeing Article 2) that Lender provides to Borrower in this contract is ten years since the contract is signed, i.e. from _______ to _______; this contract will not be amended or terminated, unless following situations occur or other articles are changed:

1.
During the term of the loan, Lender has the right to audit the borrowed amount annually on the basis of Borrower’s credit history. If Lender decides to terminate the loans after auditing, loans in this contract are immediately terminated (subject to Lender’s written notice), and Borrower thus shall pay off the balance of the principle and all fees at once.

2.
If the Lender decides to continue the loans after modifying the amount in this contract, Lender and Borrower shall sign an amendment on the issue of the amount change (including but not limited to term and amount of the loan). According to Borrower’s credit condition and financing requirement, Lender and Borrower could make one or more amendments based on this contract.

B.	Term of each loan is based on Lender’s approved withdrawal document (irrevocable withdrawal notice).
C.	All amendments and withdrawal documents within the term of the loan are deemed to be part of this contract, and are legally effective.
D.
Upon the term of the loan, if it happens or occurs the events of breach contract as described in Article 13, Lender could request Borrower to pay off all or part of principle, interest, compound interest, defaut interest, and relevant fees.

E.
During the term of the loan, if Borrower does not have an audit according to Lender’s requirements or fails to pass the audit, Lender could decrease or cancel the loan that has not been given, or request Borrower to pay off all or part of the balance of the principle, interest and other relevant fees.

F.	During the term of the loan, Lender has the right to arrange the withdrawal date, amount and term according to its capital condition, but shall inform Borrower in written form in time.

Article 6  INTEREST RATE AND CALCULATION OF INTEREST
1. Interest rate: It is not obliged to inform the Borrower when the adjustment of interest. According to the term of withdrawal notice for each loan, Lender floats 30% interest rate of the loan in corresponding period of People’s Bank of China. After Lender agrees an extension of term, the term is to be calculated accumulatively. When meeting the new level of interest rate, since the extension date, it can be calculated in the same level of interest rate; if not, it shall be calculated in old interest rate. If People’s Bank of China adjust the interest rate of the loan within any term of the loan, the loan shall adjust the interest rate  every 3 months since withdrawal (it will be adjusted to the last day of the month, if there is not a adjustment day in this month).
Since the change of market and laws, regulations and rules, currency and/or credit policies, Lender has the right to adjust the interest of the loan reasonably, and adjustment day is the day make the adjustment of the interest, but Lender shall inform Borrower with written notice with the new interest; if Borrower does not agree on the new interest, the loan will be terminated, and Borrower could not make further withdrawal, and pay off all the debts.

2. The interest shall be calculated from the date on which the loan was first drawn and the actual days the borrower use. One year shall be calculated as 360 days. The interest shall be calculated and paid by month. If the payment date is not a working day, it shall be postponed to the next working day. The final payment date is the due date of the loan.

3. In the event that the Borrower fails to pay the interests on time, the penalty interest rate shall be the interest rate specified in Article 1 plus 50%, from the overdue date to the date that principle and interest are paid off.  If the interest can not be paid back on time, there will be compound interest calculated in penalty interest rate, until it is paid off. If Borrower fails to use the loans as described in Article 4, the penalty interest rate will double the interest rate described in Article 1 from the date that fails to use the loan according to the contract to the date that principle and interest are paid off; penalty interest rate will be adjusted according to the loan rate.
Lender has the right to recover penalty interest rate and compound interest as independent claims.

Article 7  REPAYMENT PLAN AND PREPAYMENT
A.  Payment
1. The Borrower shall be obliged to repay the principal and related interests on due date in withdrawal notice. Borrower can continue to borrow during the term of the loan as long as Borrower pays off in time, but the credit balance shall not exceed the total amount of the loan in this contract.

In the event the Borrower fails to repay the loan, i.e. Borrower breaches the contract, the Lender shall have rights to maintain its contract rights according to this contract, and Borrower shall pay back in the following order:
(1) fees relating to the loan, including but not limited to, charges paid by Borrower, compensation, damages(if has);
(2) compound interest(if has), defaut interest(if has);
(3) interest of the loan;
(4) principle.
Lender has the right to change the above order.

2. The principle, interest and other related fees shall be calculated and paid back by Renminbi.

3. Borrower must open an ordinary account and/or an supervision account at Lender’s bank or other agencies approved by Borrower. Borrower irrevocably authorizes Lender to deduct the amount due in the financing document from the account opened at Lender’s bank.  If Lender’s deduction leads to overdraw in Borrower’s account or increase the overdraft amount, relevant responsibilities are assumed by Borrower.

4.
Borrower shall not offset and counter claim any payable funds. Subject to China’s present or future laws, if funds that Borrower pays to Lender are subject to any taxes and/or fees, the taxes and/or fees shall be paid by Borrower to guarantee Lender’s debts and interests can be all paid back.

B.	Prepayment
1.    After getting permission from Lender in advance, Borrower can pay back part or all debts before the due date. Borrower must pay back all the debts before the date of the prepayment, and inform Lender in written form more than 5 working days before the date of prepayment. Prepayment notice shall clarify the date and amount of prepayment. As long as the notice is agreed by Lender, it is deemed to be irrevocable.

2.	The minimal amount of each prepayment is RMB 1,000,000.

3.	Borrower can reborrow the amount of the prepayment before the term of the loan, but must be under the total amount in this contract.

4.
Borrower does not need to pay prepayment handling fee, if principle of the prepayment is from its sales; if not, Borrower must pay to Lender a fee which is equal to 1.5% of the prepayment amount as expected interest loss.

5.	Except for above conditions, any prepayment without Lender’s permission in advance constitutes breach of the contract.

Article 8  GUARANTY
1.	Borrower pledges accounts receivable of designated buyers to Lender as guaranty of its unpaid loan.
2.
Guarantors provide joint and suretyship guaranty to Lender to guarantee that Borrower will timely and completely perform all of its obligations in this contract.Guarantee from guarantors has no effect on Lender’s guaranty property right of relevant property/ interest in property, and guarantee is not effected by guaranty right. Guarantor voluntarily abandons all of its right related to the guaranty to sue first, including the right to request Lender to perform its relevant responsibilities.Borrower or third party use its own property and/or rights as guaranty (including: mortgage and/or pledge), even if Lender abandon the guaranty rights (including mortgage right and/or pledge right), order of guaranty right or change of guaranty right, Guarantors promise to provide guarantee.

3.
Borrower shall deposit RMB 5,000,000 as fixed deposit at Lender’s bank, and pledge the certificate of the deposit to Lender. The term of the deposit must be longer than the term of the loan. The interest of the deposit is also the guaranty for the debts in the financing documents.

4.
The guaranty in this contract for Borrower to repay is also the right that Lender has , and Lender has the right to perform the responsibilities regardless of order. Lender has the right to perform one or more guaranty rights when the conditions agreed in this contract occur. Other rights that have not been exercised will not be impacted.

Article 9  Prerequisite of the Loan
In addition to any objective conditions that may restrict Lender to issue loans, including but not limited to, change of laws and regulations, adjustment of currency and/or credit policies, Borrower shall provide the following documents to Lender, and qualify the following conditions, otherwise, Lender shall not provide any loans:

1.	All documents, materials, reports and certificates provided to the Lender by the borrower for consummation of this contract is true, real, compete and effective;

2.
Authenticated shareholder’s resolutions, and the approvals related to Borrower borrowing loans from Lender according to the articles and terms in this contract, at the mean time provide guaranty and authorized representatives shall sign relevant financing documents: authenticated shareholders’ list, certificates and signatures of each shareholders and authorized representatives;

3.	Copy of Guarantor’s identity certificate which is confirmed real and valid;

4.	All the legal documents, including but not limited, this contract, Guarantee Contract, Pledge Contract, are duly signed and come into effect;

5.	Borrower and Guarantor have provided valid <Bank Credit Register & Consulting System Loan Card> issued by the People’s Bank of China and its password, and the results of inquiry are satisfied;

6.	Borrower has provided its registration record at State Administration of Industry and Commerce, which have been approved by the Lender;

7.	Borrower has opened a RMB settlement account at Lender’s bank;

8.	Pledge certificates in compliance with this contract have been provided and legally become effective;

9.
Borrower has opened a special account in Lender (account No:_____,  hereafter called “special account”), and Lender has the right to request Borrower deposit its accounting receivable in special account;

10.
Legal documents in relation to account receivable in this contract have been duly signed and become effective, and pledges in relation to account receivable have been provided in full amount and become effective;

11.
Borrower has extend the notice to designated buyers that account receivable shall be paid to the special account, and has delivered the copy of the notice (with official mark) to Lender, and Lender has the right to issue the notice to designated buyers again;

12.
Before each withdrawal, Borrower has provided the written certificate of account receivable for the loan, for instance: copy of sales contract (the account shall be the special account in this account), exclusive value-added tax invoices or delivery certificates, sales confirmation signed by Lender or copy of purchase order and other commercial certificates or documents that can prove the validity of account receivable;

13.	Lender’s approbatory attorney issued satisfying legal opinion about debts and guaranty in relevant financing documents;
14.	Borrower has acquired all the government approval relating to the loans;
15.	Other reasonable and necessary files, certificates and material that Lender requests Borrower to provide.

Article 10  Other Conditions and Post Conditions
A.	When Borrower withdraws from Lender according to this contract, Lender’s obligations also depend on:
1.	Borrower shall open a credit account (account No.______, hereafter call “credit account” ), used for granting and paying the loans.
Borrower shall open a special cash collecting account, as its designated account to collect operating revenue.
2.	Before paying off all the loans in this contract, Borrower is not allowed to apply for loans from other financial agencies, except for those known by Lender when loans are approved.
3.	Borrower’s shareholders have acknowledged the following in writing:
(1)	During the contract period, their equity ownership of the company will not change without Lender’s written permission;
(2)	Compared with shareholder’s loans, the loans in this contract are prior to pay back;
(3)	Compared with shareholder’s dividend, the loan in this contract has priority to be paid back;
4.
Borrower’s operations are in compliance with laws and regulations, and Borrower has the ability to continue its operation and has legal source of payment, moreover has not breached or will not breach the items in this contract according to Lender’s judgment;

5.	Uses of the loans are legal and clear;
6.	All Borrower’s representations and warranties in this contract are real and accurate before any due date;
7.	Borrower has paid all the fees in this contract;
8.
Borrower must report to Lender all of the related party transactions that account for more than 10% of the net assets of Borrower (including but not limited to, relations between the parties, nature of the transaction, amount or portion, pricing policy<including transactions with on amount or nominal amount>)

9.	Borrower has good credit history and has no significant adverse credit history.
10.	Borrower shall provide to Lender the conditions of cash collecting account in time (before the 15th day of each quarter).
11.	Borrower’s business amount with Lender must be over RMB 200,000,000 each year, and RMB 10,000,000 each month.
B.	Post Conditions:
1.	Borrower must provide Lender purchase invoice within 30 days after withdrawal.
2.
Borrower must provide to Lender with details of pledged account receivable in first 10 days of each month after withdrawal but not paying off. The details must contain payer’s name, amount, due date, invoice number, contract number, etc. The amount of account payable shall not be less than 1.43 times of the amount of unpaid debts.

Article 11 Lender’s Rights and Obligations
1.	The Lender shall fulfill the obligation by providing the loan on time when this contract takes effect.

2.	The Lender has all the creditor’s right and recourse under this contract.
3.
The Lender has the right to examine, monitor the use of the loan and review the business material of the Borrower. But it is not allowed to disclose business secrets of the Borrower, or interfere in Borrower’s normal business.

4.	The Lender has the right to withdraw the loan before its maturity date according to the cash collection situation of the Borrower.
5.
When the loan is being paid, the Lender has the right to coordinate with the Borrower on the condition for releasing and paying the supplemental loan, or to change the payment terms, stop releasing and paying the loan, when the Borrower’s credit is weakened, the ability to make profit is weak, or improper use of the loan is found.

Article 12 Borrower’s Representations and Warranties
1.	The Borrower claims as follows
(1)	The Borrower is the legal entity validly registered and existing under the Law of China. All the necessary approvals of the government have been obtained and are sufficient and valid.
(2)
The Borrower has accomplished all the formalities regarding the signing and fulfillment of this contract. This lending act will not violate any contract and agreement signed by any party in this contract, or letter of commitment and warranty made by any party in this contract.

(3)
This contract shall become effective and legal after it is signed by the authorized representatives of both parties, and has legal binding effect on both parties in this contract. The Borrower needs to guarantee that this lending act will not violate any law, regulation or document of approval by the government of P.R.C

(4)
The Borrower shall not have any pending lawsuit or prosecution in any court, arbitral authority or government administration, which may involve the Lender or influence the fulfillment of this contract, unless the Lender is informed before the signing of this contract by written notice of the Borrower.

(5)	The Borrower shall guarantee that the conditions the Borrower provides are all real, accurate and comprehensive, without any substantive fact or content leading to misunderstanding being omitted.
(6)	There is no fact which may effect the fulfillment of this contract existed in the field that the Lender knows or anticipates to know.
(7)	The audited financial report submitted to the Lender from the Borrower reflects the current financial and tax situations, without any substantive and negative changes.
(8)
Unless the Borrower sends written notice to the Lender before the signing of the contract, the Borrower does not have violate any contract, agreement, letter of commitment or warranty which may influence repaying ability.

(9)	The Borrower represents: the production and operation activity complies with the regulations of Chinese departments in charge of energy conservation and pollution reduction.

(10)	Besides all the above terms, the Borrower promises to coordinate with the Lender on the loan payment, post-lending and other examinations.

2.	The Borrower’s Representations:
(1)	The Borrower ensures to repay the loan principal and interest and to pay the relative fees in accordance with the provisions of this contract.
(2)
The Borrower shall provide annual financial statement (including balance sheet and income statement) and financial material, operating condition, financial report and audited credit card to the Lender for the purpose of audit, and all the material should be in compliance with PRC GAAP by accounting firm approved by Lender within 90 days after each fiscal year end; within 120 days after fiscal year end, Borrower shall provide annual financial report audited by CPA to Lender.

(3)
The borrower will strictly abide by the terms, conditions and provisions of the Articles of Association, to take all necessary and appropriate measures to ensure the borrower's legitimate business and existence.

(4)	Borrower shall strictly comply with the PRC laws, regulations and relating rules to pay all the taxes and fees, without any reason to deduct from the principle, interest, fees or any other expenses.
(5)
The Borrower shall strictly abide by and comply with the obligations as a party of any signed contract or agreement to pay back debts and taxes. When the Lender raises a claim, Borrower shall provide proof of paid and payable debts and taxes, and take necessary action to protect its rights in order to pay back the debts.

(6)	Once the Borrower finds the breach of contract occurred or is likely to occur under the financing documentation, shall immediately notify the Lender.
(7)
When involved in litigation, arbitration or controversy, the Borrower shall immediately notify the Lender, and provide the reasonable requirements of the litigation, arbitration or the condition and information of dispute at times.

(8)
The Borrower shall maintain clear accounts and relevant financial material, especially record of the use of the loans and shall record all the income and expenditure accounts in compliance with PRC GAAP and provide to the Lender upon Lender’s request on the 15th day of each month.

(9)
In order to make Lender sufficiently perform the rights described in the contract, Borrower shall take quick action according to Lender’s instruction, sign the necessary documents and provide to the Lender.

(10)
If Borrower can not meet the commitments of energy-saving and emission-reduction or be deemed to be energy-wasting or have significant pollution, Lender has the right to terminate the loans or request Borrower to pay back all or part of the loan.

(11)
Borrower guarantees to comply with Lender’s supervision and inspection on the capital use and operation activities. In condition to informing Borrower in advance, Lender’s designated representatives have the right to check Borrower’s operating material, operation of any place of business and property at reasonable time, but shall not breach the confidence or interfere with its normal course of business.

(12)
Borrower must inform Lender in writing within 14 days any change of senior management member, including (but not limited to) Chairman, Deputy Chairman, President, Adviser of the Board, General Accountant. If Lender has any objections, it can request Borrower pay off all the debts.

(13)	Borrower promises that the continued life of the contract with the firm, and without the consent of the lender's consent shall not change the borrower's name and registered trademark.
(14)	Without the prior written consent of the Lender, the principal shareholders of the guarantor and the Borrower shall not be changed.
(15)
During the term of the loans, Borrower shall not pay back shareholders’ loan without written permission from Lender. If Lender agrees in advance, the loan in this contract has priority to be paid back.

(16)
If Borrower pledges real estate as guaranty of the loan in this contract, Borrower has the obligation to notify the tenant or transferee about the guaranty, otherwise Borrower shall assume all the losses and consequences.

(17)
If Borrower takes the following actions, like lease, shareholding reform, affiliate, merge, incorporate, etc, that will effect Lender’s right, Borrower must inform with written notice 30 days in advance, and get the permission from Lender, otherwise Borrower shall not take any above actions before all debts are paying off.

(18)
During the term of the loan, without Lender’s permission, Borrower shall not borrow from other banks (except for those have been known before this contract); shall not announce or distribute dividends; shall not change equity structure or transfer or pledge equity; shall not change company’s name; shall not transfer, change or decrease registered capital; shall not change the distribution of revenue and assumption of risk and loss. If Lender agrees Borrower to announce and distribute dividends to shareholders in advance, debts in this contract are prior to pay back.

(19)
Borrower agrees that it has the obligation to keep the secrets and shall not divulge or make public to other third party the Lender’s commercial secrets that it has come to know in connection with this project.  It can not profit from such secrets. Lender has the right to immediately terminate the contract as long as Borrower breaches the agreements. Breach of the contract made by Borrower’s staff is also deemed as the breach made by Borrower.

Article 13 EVENTS OF BREACH of CONTRACT
1. Any one or more of the following events shall constitute a breach contract, no matter what controllable reason is caused by borrower/guarantor or any other person.

(1)	The Borrower fails to repay the due principal and pay the interests, expenses or other payable in accordance with the agreed term of this contract more than 3 working days;
(2)	The Borrower breaches any obligations or commitments of this contract or other relevant documents, according to Lender’s reasonable judgment and written proof.

(3)
The Borrower breaches any obligations or commitments of this contract or other relevant documents, if Lender considers it can be revised according to Lender’s adjustment, but Borrow still can not bring about the solution or fail to revise well upon Lender’s request within 30 day.

(4)	After issuing irrevocable withdrawal notice, Borrower doesn’t withdraw the exact amount.
(5)
Borrower’s representations and warranties in this contract are not real, not accurate, provided with falsified materials, or conceal significant financial facts according to the financial statements and reports in this contract.

(6)	Upon Lender’s judgment, Borrower breached other relevant contract or agreement, which leads to prepayment of all debts.
(7)
Borrower’s financial condition, in fact or upon Lender’s judgment, deteriorates, disposal, liquidation, bankruptcy, recombining, reorganization, etc. expect for those conditions approved by Lender in advance.

(8)	Borrower closes its business, or upon Lender’s judgment, Borrower may close its business.
(9)
Alteration or withdrawal of any necessary authorization, permission, approval, record, registration, notarization (if needed) or any other types of requests in this contract or relevant documents, which will have significantly adverse effect on Borrower’s performance of its obligations.

(10)	Without Lender’s permission, Borrower changes the use of the loans or uses the loans illegally. Borrower does not pay back the debts according to the contract.
(11)	Borrower uses falsified contracts with related parties to make accounting receivable and notes receivable as pledge for cash or loans.
(12)	Borrower refuses Lender’s supervision and inspection on its capital use and financial activities.
(13)	Borrower has significant mergers or acquisitions which may affect the safety of the loans.
(14)	Borrower deliberately makes evasion of debts through related transaction.
(15)
Borrower breaches or may breach the laws, regulations, rules and industry practices about environment protection like <PRC Environment Protection Law>, which upon Lender’s judgment will affect the safety of the loan.

(16)	Borrower fails to meet the target of energy-saving and emission-reduction or is deemed to be energy-wasting and have significant pollution.

(17)
Borrower occurs or upon Lender’s judgment may occur frozen assets, bad financial condition, disposal, liquidation, bankruptcy, recombining, reorganization, frozen guaranty/warranty and other breach of the contract, upon Lender’s judgment that may have adverse effect on the safety of the loans.

(18)	The Borrower exceeds the agreed appointment or a major event of breach of contract.

(19)	Poor condition of the borrower’s funds withdrawn from circulation.
(20)	The borrower has an early repayment by breaching the agreed mode of repaying in the contract.
(21)	If there are other authorizations of the lender and the occurrence of breach under the legal documentation of them.
2.	In the above-mentioned one or more events of default, the lender has the right to require the borrower or guarantor to take effective measures within 30 days.
3.	In case the borrower’s defaults, the lender has the right to take part or all of the following measures:
(1)	Borrower immediately to stop or cancel all unused amount.
(2)	Cancel the contract.
(3)
Announcing that all items of loans (including interest) immediately due, and requiring the borrower to repay the loan in whole or in part of the people have the loan principal, interest, penalty interest and other related costs.

(4)
Require the borrower to undertake the liquidated damages amount of funds equal to 5% of the non-withdrawal, for the borrower did not withdraw the amount of money provided in the Irrevocable notice of withdrawal.

(5)	Require the borrower to pay the amount of funds equal to 5% of prepayment penalty for its behavior of breaching the repaying mode commited in the contract.
(6)
Without notice to Borrower in advance, make all the funds (including but not limited to deposit, withdrawal, other taxes in this contract, hereafter calling <these funds>) from  any independent accounts or  joint accounts in Lender, Bank of East Asia (China) Co., Ltd or any branches, balance out the debts. If the account is made overdrawn or increased the overdrawn amount, or leads to failure of paying the debts, taxes and fees to third party, all the legal obligations and consequences shall be assumed by Borrower.

(7)
Adopt any rights in the financing documents, including but not limited to, application for people’s court of law to deduct principle, interest, default interest and relevant fees from Borrower’s accounts in other financial agencies, and Borrower is not allowed to raise an object or refuse to carry out.

(8)	Perform all the rights described in Article 8.
(9)	In relation to the dispute caused by this contract or related to this contract, either party has the right to take judicial proceedings to the court.
4. After the beach of the contract occurs, besides Borrower shall assume the obligations to pay off the debts according to this contract, Borrower shall also pay to Lender all the expenses and losses relating to the event of breach, as well as all charges caused by the claims.

Item 14 Waiver of Rights
The lender’s failure or delay to excise the power of any other rights in the financial documents doesn’t mean that the lender gives up the rights. Any single or partial exercise of that right will not rule out further or other parts of the exercise of the right. If at any time any provision of the financing documents under the applicable law in any respect is or becomes illegal, invalid or unenforceable, this will not affect or prejudice to the exercise of any other legal rights, but also will not affect or damage under any other law of the terms of legality, validity and enforceability. Will not affect or prejudice to other provisions of financing documents with legal legitimacy, validity and enforceability.
Item 15 TRANSFER
The contract for the parties to the contract rights and obligations of each of the parties to the contract valid or binding inherit per capita, but not the borrower's prior written consent of the lender, not to its rights and obligations of this contract in whole or in part to others.
The lender can transfer the rights and obligations in whole or in part in this contract to others accordingly at any time and doesn’t have to get the agreement of the lender in advance. The lender is able to provide the situations and information of the contract or the party concerned in this contract to the potential transferees.

Item 16 Applicable Law and Judicial Jurisdiction
Applicable Law
The building and the interpretation of the contract and also the settlement of disputes arised by this contract and related to this contract shall be applicable to PRC laws. What not included in PRC laws should take reference to international commercial banking practices.
Jurisdiction
Any party in this contract has the right to proceed a lawsuit of all the controversies and disputes related to the contract.
In the disputes solution period, in addition to the terms of this contract, the other terms of this contract shall continue to perform.

Item 17 NOTIFICATION
All the notice should be sent out in written, unless otherwise provied in the contract. Once the documents and faxes been sent out by the lender after 7 days of the sending date, including ordinary letter, register and express, should be regarded as effective delivery. The signing of the documents by the borrower and guarantor of the lender should be regarded as an effective delivery.
2.  All the notices under this contract should be deliveried according to the following address. If any change of address shall inform the parties concerned in this contract in written 15 days in advance. If the party making the change did not promptly notify the other parties to this contract, resulting in a written notice can not be timely, accurate delivery, it shall bear all the resulting consequences and liabilities related.
Borrower: Dalian Befut Wire & Cable Manufacturing Co., Ltd.
Address: Room 2707 Liangjiu International Mansion No.5 Heyi St. Xigang Distr Dalian City
Addressee: Cao Hongbo
Fax: 0411-83670955

Tel: 0411-83678755
Lender: Bank of Asia( China) Co., Ltd.( Dalian Branch)
Address: F1&2 Bank of Asia Mansion No.7 Renmin Road Zhongshan Distr Dalian City

Addressee：Liu Xinyue

Fax: 0411-82641910
Tel: 0411-82808222
Item 18 FEES
The borrower must pay all current and future costs that may occur under:
Oriented contract negotiation, drafting, signing, notarization and other reasonably incurred ,including but not limited to, collateral valuation fees, accountant fees, legal fees, notary fees and contract registration fees.
By the borrower defaults, for the realization of creditor's rights under this contract and the actual occurrence of all expenses, including but not limited to, transportation fees, legal fees, litigation preservation fee, enforcement fees, lawyers fees.
(3) All taxes in connection with the present contract including but not limited to the contract stamp duty. The borrower shall guarantee the payment arrears and other expenses are not included the borrower should pay some or all of the above taxes payable.
2.  When the borrower paying off the whole payable money under the financial documents (including but not limited to: the principal and interest of the loan, default interest and other reasonable relative fees), except for the withholdinig tax fees provided in the law and provisions made for borrower’s paying, it is prohibited to do any deduction, also do not need to deduct any tax. If the borrower to pay any amount under the financing documents, any tax must be withheld or any other deductions must be made, the borrower should be a corresponding increase in the amount paid to ensure that the lender received the net amount shall be equal to the sum if when the lender could have withheld the amount received. The increased payments stated above, the borrower should pay the increased payment 10 days from the date of the receipt of written notice of withholding or in fact within ten days after, whichever comes first, to the lender at one time.
3.  The borrower should pay off the lender RMB40,000 for loan arrangement before the initial withdraw. After the signing of this contract for each year, the borrower shall pay the annual fee which is 0.2% of the loan amount per annum to the lender.
Item 19  Effectiveness of contract
This contract become effective after signed by the legal representatives or the authorized representatives of both parties and stamped by the company seal. The annex to the contract constitutes an integral part of this contract has the same legal effect with this contract.

Item 20 Others
1. The title of this contract is only for convenience, has no legal effect in the interpretation of this contract.

2. After the commencement of this contract, the borrower under the coded RRTL10038 contract of “Renminbi Loan contract” shall not extract new loans until the borrower in the contract to be drawn under the loan settlement, the contract is terminated.
3. The contractmay shall not be modified without the written consent of both the lender and the borrower, if not entirely of this contract, the parties can sign supplements of the contract.
4. Two original contracts for both armed with one, and each has the same legal effect; Two copies of the contract each for one guarantor in the contract.
The lender has the right in accordance with relevant laws, regulations, normative documents of the provisions or requirements of the financial regulatory agencies, information relating to this contract and other relevant information to the Chinese People's Bank credit information database or other credit database established by law. The lender also has the right to look up relative information of borrower with the purpose of the formation and performance of the contract through the Chinese People's Bank credit information database or other credit database established by law.
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Sign:

Each party has read the contract, fully understand and agree with all the terms of this contract, what sign on:
Lender：Bank of Asia (China) Co., Ltd. (Dalian Branch)(Stamp)

Signature of responsible person or authorized representative:	/s/ legal representatives

Borrower: Dalian Befut Wire & Cable Manufacturing Co., Ltd. (Stamp)
Signature of legal representative or authorized representative:	/s/ Cao Hongbo

The guarantor is aware of and understands all the contents of this contract, and is willing to provide joint and several liability guarantees for the borrower in accordance with the agreements. In addition, we also confirmed that the guarantor fully understand the nature and consequences of the guarantee, the guarantee provided by any person without any respect or influence or guide, the guarantor will be necessary to seek independent legal advice.

Guarantor: Cao Hongbo
Signed:	/s/ Cao Hongbo
Guarantor: Li Tingmin
Signed:	/s/ Li Tingmin

Annex A

Borrower Data
1.	Name: Dalian Befut Wire & Cable Manufacturing Co.,Ltd.
2.	Registered No.:2102002114692
3.	Registered Address: Qipan Village Gezhenpu Town Ganjingzi District Dalian City
4.	Legal representative: Cao Hongbo
5.	Tel: 0411-83678755

Annex B
Lender Data
1.	Name: Bank of Asia (China) Co., Ltd. (Dalian Branch)
2.	Registered No.: 21000050006040
3.	Registered Address: No.7 Renmin Road Zhongshan District Dalian City
4.	Person in charge: Cai Li Title: Governor
5.	Tel: 0411-82808222

Annex C
Irrevocable notice of withdrawal(sample)

Bank of Asia (China) Co., Ltd. (Dalian Branch):

In accordance with the provisions of contract(Code:RRTL10217, hereinafter referred to as “Loan Contract”) signed between your bank and our company on            , the company has satisfied the provisions of Article IX of the loan contract prerequisites for withdrawal, especially to submit to the Bank irrevocable notice of withdrawal. Defination in the loan contract has the same meaning in this irrevocable notice of withdrawl.

Application of the withdrawl:

The withdrawl is made in accordance with the terms and conditions of this loan contract, please wire RMB            to our opened account                on (date)

When providing this irrevocable notice of withdrawl, the company should make the following confirmation:
1.	All the withdrawals shall be used under the loan contract for use of the loans.
2.	The company’s representations and warranties made under the loan contract will still be accurate, true, complete and effective.
3.	Without any event of default under the contract has happed or are still ongoing or imminent to happen, and the withdrawal will not lead to the occurrence of such event of default.
4.
It will be regarded as that the company has implemented the breach as defined in the contract if the company has withdrawled all the loans or has not withdrawl yet on the date of this irrevocable notice of withdrawl.The bank has the right to pursue the company’s breach of contract.

Borrower: Dalian Befut Wire & Cable Manufacturing Co.,Ltd.
Legal representative or authorized representative: Cao Hongbo
Date:

  Annex D
Direct debit authorization(Sample)
File number:                                            Date:
To: Bank of Asia (China) Co., Ltd. (Dalian Branch)
King Kai:
Savings account number:
Account name: Dalian Befut Wire & Cable Manufacturing Co.,Ltd.

Lender: Dalian Befut Wire & Cable Manufacturing Co.,Ltd.
Tel: 0411-83678755
The Company is authorized to your bank to deduct the following payments or fees from above account , until further notice:
1.
With respect to the repayment of principal and payment of interest                in theRenminbi loan Contract (certificate#RRTL10217), the company authorized the Bank to subtract the repayment on the day from each of the Company's net repayment account. Such as delays in payment, the payment date of the period will be extended to the next working day upon receipt of payment until your line up.

2.
Prepayment, under the terms of the loan contract, such as the expected compensation for loss of interest, default interest, penalty interest, loan commitment fees, loan arrangement fees, annual fees, and cancellation of loan fees and other costs of the various types of loans related.

3.	Stamp tax under the relative terms of the loan contract.

The company is committed to the preservation of the company's account sufficient funds to ensure that your bank perform the above instructions.

Lender: Dalian Befut Wire & Cable Manufacturing Co., Ltd. (the chapter for opening an account)

Date:

  Annex E
  Payment Order(Sample)
To: Bank of Asia (China) Co., Ltd.(Dalian Branch)
In accordance with the Renminbi Loan Contract (certificate#RRTL10127) signed between your bank and our company and subsequent supplemental agreements signed after (if any)(hereinafter defined as loan Contract. Application of the loans is___.

The Company is authorized to your bank, in your bank confirms that the Company has agreed to meet the loan contract conditions for the withdrawal, and the examination and verification by your bank to pay listed in the proxy object, to pay the amount of evidence and other information consistent with its corresponding , based on the "Interim Measures on Management of working capital loans," and the relevant provisions of the corresponding amount will be debited according to the attached certificate program shall be paid directly to designated payee accounts recorded on the certificate. Specific information as below:

Transfer certificates: □Credit certificate□telegraphic certificate □others

Beneficiary:
Beneficiary Account:
Opened Account:
Amount:

                   Lender: Dalian Befut Wire & Cable Manufacturing Co., Ltd.
                   Date:

Receipt
To: Branch cash department
From: Loan operation department

Reviewed by my department, we agreed to the payment of the application. Please transfer money attached to your certificate(total pages:＿) to the appropriate payee account.

Thank you.

                            Loan operation department ( signature of manager)
                            Date